Exhibit 7

Appendix 3Y

Change of Director’s Interest Notice

Rule 3.19A.2

Appendix 3Y

Change of Director’s Interest Notice

Information or documents not available now must be given to ASX as soon as available.  Information and documents given to ASX become ASX’s property and may be made public.

Introduced 30/9/2001.

Name of entity	Rinker Group Limited

ABN	53 003 433 118

We (the entity) give ASX the following information under listing rule 3.19A.2 and as agent for the director for the purposes of section 205G of the Corporations Act.

Name of Director	David Vincent Clarke

Date of last notice	19 December 2003

Part 1 - Change of director’s relevant interests in securities

In the case of a trust, this includes interests in the trust made available by the responsible entity of the trust

Note: In the case of a company, interests which come within paragraph (i) of the definition of “notifiable interest of a director” should be disclosed in this part.

Direct or indirect interest	Indirect

Nature of indirect interest (including registered holder) Note: Provide details of the circumstances giving rise to the relevant interest.

Please see footnote marked ‘#’ at end of this notice

Mr Clarke’s indirect interests in the shares:

•     are under the Rinker Materials Corporation Profit Sharing and Retirement Savings 401(k) plans (401(k) Plans).  The shares, in the form of American Depositary Receipts (ADRs), are held by Merrill Lynch Trust Company, FSB, as trustee of the 401(k) Plans; and

•     arise as a result of shares acquired to hedge Rinker Materials Corporation (RMC) liability to Mr Clarke under the Rinker Materials Corporation Supplemental Executive Profit Sharing 401(k) Plan (SERP) because, under the rules of the SERP and the associated trust agreement, he has the ability to control the votes attached to those shares.  Additionally, after RMC acquires shares to hedge its liability to Mr Clarke under the SERP, RMC will be required to deliver Rinker ADRs to Mr Clarke after his retirement if he does not change his investment choice under SERP. The shares, which are held in the form of ADRs, are held by Merrill Lynch Trust Company, FSB  as trustee under the trust agreement.

+ See chapter 19 for defined terms.

Date of change	June 18, 2004 – June 23, 2004 US time (purchases made on each NYSE trading day in this period)

No. of securities held prior to change	193,294 held personally (direct interest)* 66,720 (6,672 ADRs) held under 401(k) Plans (indirect interest)*

*unchanged

Class	Ordinary

Number acquired	245,026 (24,502.6 Rinker ADRs) held in respect of SERP (indirect interest)#

Number disposed	—

Value/Consideration Note: If consideration is non-cash, provide details and estimated valuation	US$1,347,260.31 was paid by Merrill Lynch Trust Company, FSB as trustee under the SERP trust agreement.#

No. of securities held after change	Held personally: 193,294* Held under 401(k) Plans: 66,720* Held in respect of SERP: 245,026

*unchanged

Nature of change Example: on-market trade, off-market trade, exercise of options, issue of securities under dividend reinvestment plan, participation in buy-back	Acquisition of Rinker ADRs by Merrill Lynch Trust Company, FSB as trustee under the SERP trust agreement to hedge liabilities of Rinker Materials Corporation to Mr Clarke under the SERP.

Part 2 – Change of director’s interests in contracts

Note: In the case of a company, interests which come within paragraph (ii) of the definition of “notifiable interest of a director” should be disclosed in this part.

Detail of contract	not applicable

Nature of interest	—

Name of registered holder (if issued securities)	—

Date of change	—

No. and class of securities to which interest related prior to change Note: Details are only required for a contract in relation to which the interest has changed	—

+ See chapter 19 for defined terms.

Interest acquired	—

Interest disposed	—

Value/Consideration Note: If consideration is non-cash, provide details and an estimated valuation	—

Interest after change	—

#  The ‘acquisition’ referred to in this notice results only from the decision by RMC to hedge notional investments in Rinker shares under SERP by causing the trustee under the SERP trust agreement to acquire actual Rinker shares or Rinker ADRs.  The level and nature of Mr Clarke’s participation in SERP has not otherwise changed from his investment in Notional Rinker Share Interests that was disclosed at the end of the Appendix 3Y in respect of Mr Clarke that was lodged with ASX on 19 December 2003 and previously hedged by derivative instruments.  Prior to June 18, 2004, Rinker Materials Corporation held derivative instruments that did not confer, on either RMC or participants in SERP, a right to call for or deliver Rinker ordinary shares.  On that date, RMC decided (without reference to Mr Clarke’s wishes) to cease hedging those liabilities with derivative instruments and to hedge the liabilities by causing the trustee under the SERP trust agreement to acquire Rinker shares or Rinker ADRs.  This decision was facilitated by relief from section 259C of the Corporations Act 2001 (Cth) granted by the Australian Securities & Investments Commission on 25 May 2004.

+ See chapter 19 for defined terms.